Exhibit 99.2

Hi Everyone,

Today we announced that a consortium led by Siris Capital Group, LLC, a private equity firm focused on technology, telecommunications and healthcare service industries, has entered into a definitive agreement to acquire Tekelec. As a result, Tekelec will become a privately-held company once the transaction closes, which is expected to occur in the first quarter of 2012.

Siris was attracted to us due to our leading products in the Signaling, Policy, and Diameter Routing markets, our global customer base that includes 16 of the top 20 wireless service providers, and our highly skilled employee workforce. Siris supports our vision and the value of our continued investment in product innovation, scalability and reliability to extend the company’s mobile data products to new markets and applications.

As you know, in May we aligned the company into two business units – Global Signaling Solutions and Broadband Network Solutions – to address the fundamentally different markets we serve. The company will continue to serve its large market leading global customer base and nurture its growing next generation business.

With the backing of Siris and investors who endorse our vision and have a vested interest in our success, we will have the opportunity to become a more agile company. Our business unit reorganization continued the process of aligning our focus on our key deliverables, and privatization is a natural progression as it provides us with more flexibility in serving our customers and achieving our long-term goals. With an unwavering focus on our global installed base of customers, our priority is to innovate with best-in-class solutions for the mobile data and video market.

In my first letter to you, I identified our top four goals for the company, and our strategy has not changed. Every month the executive team reviews our progress against each of the business transformation objectives that I shared in the August 10 All Minds session. I’d like to share a few highlights:

•	We are making good progress in winning the early adopters of HSPA+ and LTE and we are tracking a number of key metrics around our Top 30 customers to put numbers behind our goals.
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Our fourth quarter orders are already off to a strong start with large Diameter Signaling Router orders from two of the world’s largest Top 30 service providers to support their LTE and IMS deployments.

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We made significant progress in driving thought leadership in mobile data as well as recognition for best-in-class technology. In September we received an unprecedented five-star rating for our PCRF product from industry analyst firm Current Analysis. The report states “The Tekelec Policy Server sets the standard in the industry against which all other policy controllers will be measured.”

•	Leveraging our strong installed base of over 300 customers, GSS is achieving or beating its targets established for 2011.

As reflected in our Q3 results, our progress is encouraging but we must continue to focus on our execution, whether we are a private or public company. We have a fourth quarter to deliver and ambitious 2012 objectives to achieve. Thanks for your effort and commitment. I am counting on you.

[BTW – this part in brackets is the only part Stuart and a gang of expensive lawyers haven’t edited… I’m keeping the smoking areas ]

Ron

This message (including any attachments) is confidential and may be privilege

Important Additional Information and Where to Find It

At the closing of the transaction, a subsidiary of the investor group’s newly formed company will merge with and into the Company, and the Company will survive as a wholly owned subsidiary of the newly formed company (“Buyer”). The Company plans to file with the Securities and Exchange Commission (the “SEC”) and to mail to its shareholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about the Company, Buyer, the merger and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company and Buyer through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from the Company by contacting Investor Relations, 5200 Paramount Parkway, Morrisville, North Carolina 27560 (919) 380-6148.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the special meeting of the Company’s shareholders that will be held to consider the transactions contemplated by the merger agreement. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and in its Proxy Statement dated April 6, 2011 for the Company’s 2011 Annual Meeting of Shareholders, both of which were filed with the SEC. Additional information regarding the interests of the Company’s directors and executive officers in the transaction will be included in the Proxy Statement for the special meeting of the Company’s shareholders to be held to approve the transactions contemplated by the merger agreement and other relevant documents regarding the proposed merger, when filed with the SEC.

Forward-Looking Statements

Certain statements made herein, including but not limited to statements regarding expectations of the benefits of the proposed transaction, the expected timetable for completing the transaction and the Company’s future business plans (which statements may be identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “should,” “seeks,” “future,” “continue,” or the negative of such terms, or other comparable terminology), are forward-looking, reflect current intent, belief or expectations and involve certain risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially from those expressed in or indicated by them. The Company’s actual future performance may differ materially from such expectations as a result of important risk factors, which include, in addition to those identified in the Company’s 2010 Form 10-K, 2011 First, Second, and Third Quarter Forms 10-Q and other filings with the Securities and Exchange Commission, any failure by the investor group to complete the necessary debt and equity financing arrangements contemplated by the commitment letters received in connection with the merger; the occurrence of any event or proceeding that could give rise to the termination of the merger agreement; the inability of the parties to complete the merger due to the failure to satisfy the closing conditions, including obtaining the approval of the holders of at least a majority of the Company’s outstanding shares of common stock entitled to vote on the adoption of the merger agreement; the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the proposed transaction; risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee and customer retention as a result of the merger; the ability to recognize the benefits of the merger; and legislative, regulatory and economic developments. Many of the factors that will determine the outcome of the subject matter of this letter are beyond the Company’s ability to control or predict. The Company can give no assurance that the conditions to the merger will be satisfied. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. The Company also is not responsible for updating any of the other information contained herein beyond the published date.